Exhibit 10.21

Innovative Micro Technology, Inc.

Termination Agreement

This Termination Agreement (this “Agreement”) is made and entered into on January 25, 2005 by and between Innovative Micro Technology, Inc., a Delaware corporation (“IMT”), and L-3 Communications Corporation, a Delaware corporation (“L-3”), with respect to the Supplemental Agreement between IMT and L-3 dated as of March 15, 2004 (the “Supplemental Agreement”) .

Recitals

A.                                   L-3 and IMT entered into the Supplemental Agreement in connection with a loan by L-3 to IMT in the original principal amount of $1,500,000, evidenced by a promissory note of the Company dated March 15, 2004 (the “Note”).

B.                                     Pursuant to a Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), between the Company and the Investors listed on Schedule I thereto, the Company intends to sell and the Investors intend to purchase equity securities of the Company (such purchase and sale referred to as the “Transaction”).

C.                                     The Investors have agreed that a portion of the proceeds of the Transaction may be used to repay the indebtedness related to the Note, and have required, as a condition to their completion of the Transaction, that the Supplemental Agreement be terminated.

D.                                    In order to induce the Investors to complete the Transaction, L-3 has agreed the terminate the Supplemental Agreement, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Termination.  Upon the second to occur of (i) the completion of the sale of securities pursuant to the Purchase Agreement and (ii) the payment of all outstanding amounts of principal and interest on the Note, the Supplemental Agreement shall be terminated and of no further force or effect.

2.                                       Counterparts. This Agreement may be signed (including by facsimile) in one or more counterpart signature pages, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

3.                                       Authority.  Each person executing this Agreement on behalf of a party to this Agreement hereby represents and warrants that it has authority to execute this Agreement on behalf of such party and the terms, covenants and obligations contained herein are binding upon such party, as the case may be.

The next page is the signature page.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first written above.

IMT

INNOVATIVE MICRO TECHNOLOGY, INC.

By:	/s/ Peter Altavilla
Name:	Peter Altavilla
Title:	CFO

L-3

L-3 COMMUNICATIONS CORPORATION

By:	/s/ Ronald Mandler
Name:	Ronald Mandler
Title:	Assistant General Counsel